Exhibit 3


Gerald A. Eppner
Cadwalader, Wickersham & Taft
100 Maiden Lane
New York, NY 10038

                                 April 20, 2000

Dear Mr. Eppner:

                     Thank you for your April 19, 2000 letter on behalf of Neff Corp. ("Neff") which, while not accepting the proposal relating to the purchase of shares of Neff set forth in our April 14, 2000 letter, indicates Neff's willingness to work toward the completion of a transaction. Despite the expiration of the proposal set forth in our April 14, 2000 letter, we are prepared to work with the Neff Special Committee's legal and financial advisors towards the completion of the transaction on terms and conditions mutually satisfactory to the parties. These conditions will include the receipt of necessary financing, the negotiation and execution of mutually acceptable acquisition documentation and the approvals of the Boards of Directors of Neff and General Electric Capital Corporation.

                     We look forward to hearing from you and Prudential Securities soon.


                                   By: /s/ Kevin P. Fitzgerald
                                       --------------------------------------
                                        Kevin Fitzgerald
                                        President, Neff Corporation


                                   By: /s/Christopher H. Richmond
                                       --------------------------------------
                                        Christopher H. Richmond
                                        General Electric Capital Corporation
                                        President, Commercial Equipment
                                        Financing